Exhibit 5.1

December 14, 2012
The Scotts Miracle-Gro Company
14111 Scottslawn Road
Marysville, Ohio 43041

Re:	The Scotts Miracle-Gro Company Registration Statement on Form S-3
Ladies and Gentlemen:
I am the General Counsel of The Scotts Miracle-Gro Company, an Ohio corporation (the “Company”), and have represented the Company and certain domestic subsidiaries of the Company listed on Schedule 1 attached hereto (the “Guarantors”) and am familiar with matters pertaining to the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time, together or separately and in one or more series (if applicable) of: (i) common shares, without par value, of the Company (the “Common Shares”); (ii) preferred shares, without par value, of the Company (the “Preferred Shares”); (iii) debt securities of the Company, which may be either senior debt securities (the “Senior Debt Securities”) or subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”); (iv) warrants to purchase Common Shares, Preferred Shares or Debt Securities (the “Warrants”); (v) purchase contracts for the purchase or sale of the Company’s securities (“Purchase Contracts”); (vi) units consisting of a Purchase Contract and an underlying security that is pledged by the holder of a Purchase Contract to secure its obligations under the Purchase Contract (“Purchase Units”); and (vii) the guarantees, if any, of the Company’s payment obligations under the Debt Securities, which may be given from time to time by one or more of the Guarantors, on terms to be determined at the time of the offering (“Guarantees”), in each case as set forth in the Registration Statement and the base prospectus contained therein (the “Prospectus”). The Common Shares, the Preferred Shares, the Debt Securities, the Guarantees, the Warrants, the Purchase Contracts, and the Purchase Units are collectively referred to herein as the “Securities” and each, a “Security.” The Securities are to be issued from time to time pursuant to Rule 415 under the Securities Act.
Unless otherwise specified in the applicable prospectus supplement:  (i) the Senior Debt Securities and the Guarantees thereof are to be issued pursuant to an Indenture, dated as of January 14, 2010 (as may be supplemented from time to time, the “Senior Base Indenture”), among the Company, as issuer, each of the Guarantors from time to time party thereto in respect of a particular series of Senior Debt Securities and U.S. Bank National Association, as trustee (the “Trustee”); (ii) the Subordinated Debt Securities will be issued under a subordinated debt indenture, the form of which is attached as an exhibit to the Registration Statement, by and between the Company and the Trustee (as may be supplemented from time to time, the “Subordinated Base Indenture” and,

December 14, 2012

together with the Senior Base Indenture, the “Base Indentures”); (iii) the Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement”), by and between the Company and a warrant agent to be identified therein (each, a “Warrant Agent”); and (iv) the Purchase Contracts and/or Purchase Units will be issued under one or more purchase contract agreements (each, a “Purchase Contract Agreement”) by and between the Company and a purchase contract agent to be identified therein (each, a “Purchase Contract Agent”).
Scotts Products Co., an Ohio corporation (“SPC”), Scotts Professional Products Co., an Ohio corporation (“SPPC”), SMG Growing Media, Inc., an Ohio corporation (“SMG Growing Media”), and The Scotts Company LLC, an Ohio limited liability company (“Scotts LLC”), are referred to herein as the “Covered Guarantors.”
I have examined originals or certified copies of the Registration Statement, the Prospectus, the Senior Base Indenture, the form of Subordinated Base Indenture, and such corporate records of the Company and each of the Covered Guarantors and other certificates and documents of officials of the Company and each of the Covered Guarantors, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the legal capacity of natural persons, the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof (other than the authorization, execution and delivery of documents by the Company or the Covered Guarantors), the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all copies submitted to me as conformed and certified or reproduced copies.
Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that, as of the date hereof:

1.
Each of the Company, SPC, SPPC and SMG Growing Media has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Ohio. Scotts LLC has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Ohio.

2.	The Senior Base Indenture has been authorized, executed and delivered by the Company.

3.
With respect to any Common Shares, when the necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such Common Shares proposed to be sold by the Company, and when such Common Shares are issued and delivered in accordance with the applicable underwriting or other agreement against payment therefor or upon conversion or exercise of any Securities, in accordance with terms of such Securities or the instrument governing such Securities providing for such conversion or exercise as approved by the Board of Directors (or a duly authorized committee thereof) of the Company (the “Board”), for the consideration approved by the Board, such Common Shares will be validly issued, fully-paid and non-assessable.

December 14, 2012

4.
With respect to any Preferred Shares, when the Board has duly established a new series of Preferred Shares in accordance with the terms of the Articles and applicable law, including, without limitation, the proper filing of a certificate of amendment to the Articles with the Secretary of State of the State of Ohio relating to such series of Preferred Shares, when the Board has taken all necessary corporate action to authorize the issuance and sale of the Preferred Shares proposed to be sold by the Company, and when such Preferred Shares are issued and delivered against payment therefor in accordance with the terms of the applicable underwriting or other agreement or upon conversion or exercise of any Securities, in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board, such Preferred Shares will be validly issued, fully paid and nonassessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.
I express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the State of Ohio. The term Laws specifically excludes laws relating to land use, zoning and building code issues, taxes, environmental issues, insurance, intellectual property laws, antitrust issues, ERISA laws and Federal Reserve Board margin regulation issues.  Various matters concerning the Laws of the State of New York, the General Corporation Law and the Limited Liability Company Act of the State of Delaware, the Business Corporation Law of the State of Indiana and the General Corporation Law of the State of California are addressed in the opinion of Hunton & Williams, LLP. I express no opinion with respect to those matters herein and, to the extent elements of those opinions are necessary to the conclusions expressed herein, I have assumed such matters.

B.
I have assumed without independent investigation that: (i) at the time any Securities are sold pursuant to the Registration Statement (the “Relevant Time”), the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws; (ii) at the Relevant Time, a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and all related documentation and will comply with all applicable laws; (iii) all Securities will be issued and sold in the manner stated in the Registration Statement and the applicable prospectus supplement; (iv) at the Relevant Time, all corporate or other action required to be taken by the Company and, as applicable, the Guarantors to duly authorize each proposed issuance of Securities and any related documentation (including (A) the due reservation of any Common Shares or Preferred Shares for issuance upon exercise, conversion or exchange of any Securities (a “Convertible Security”), and (B) the execution (in the case of certificated Securities), delivery and performance of the Securities and any related documentation) shall have been duly completed and shall remain in full force and

December 14, 2012

effect; (v) upon issuance of any Common Shares or Preferred Shares, including upon exercise, conversion or exchange of any Convertible Security, the total number of Common Shares or Preferred Shares issued and outstanding will not exceed the total number of Common Shares or Preferred Shares, as applicable, that the Company is then authorized to issue under its articles of incorporation and other relevant documents; and (vi) at the Relevant Time, a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Securities offered or issued will have been duly authorized by all necessary corporate or other action of the Company and, as applicable, the Guarantors party thereto and duly executed and delivered by the Company, the Guarantors party thereto, if any, and the other parties thereto.

December 14, 2012

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus and any supplement thereto forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.
Sincerely,

/s/ Vincent C. Brockman
Vincent C. Brockman
Executive Vice President, General Counsel,
Corporate Secretary, and Chief Ethics & Compliance Officer

SCHEDULE 1

Name	Jurisdiction of Organization
EG Systems, Inc.	Indiana
Gutwein & Co., Inc.	Indiana
SMG Brands, Inc.	Delaware
Hyponex Corporation	Delaware
Miracle-Gro Lawn Products, Inc.	New York
OMS Investments, Inc.	Delaware
Rod McLellan Company	California
Sanford Scientific, Inc.	New York
Scotts Manufacturing Company	Delaware
Scotts Products Co.	Ohio
Scotts Professional Products Co.	Ohio
Scotts-Sierra Investments, Inc.	Delaware
Scotts Temecula Operations, LLC	Delaware
SMG Growing Media, Inc.	Ohio
Swiss Farms Products, Inc.	Delaware
The Scotts Company LLC	Ohio